Exhibit 10.27

SS7 DIRECT SERVICE AGREEMENT

THIS SS7 DIRECT SERVICE AGREEMENT (this “Agreement”) is made and entered into as of the 17th day of December, 2003 (the “Effective Date”) by and between MCI WORLDCOM Network Services Inc., a Delaware corporation (“MCI”) and Liberty Telecom, LLC, a Delaware Limited Liability company (“Customer”). The signatories to this Agreement individually are referred to as a “Party” and collectively are referred to as the “Parties.”

RECITALS

WHEREAS, MCI is in the business of providing telecommunications services;

WHEREAS, Customer desires to obtain from MCI the SS7 DIRECT Service described herein;

WHEREAS, MCI and Customer wish to set forth in this Agreement the exclusive terms and conditions under which MCI Customer will provide the SS7 DIRECT Service to Customer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, the Parties agree as follows:

1. Service. During the Service Term of the Agreement, MCI will provide “SS7 DIRECT Service” which is Signaling System 7 (“SS7”) signaling between Customer’s SS7 network and MCI’s SS7 network. SS7 DIRECT Service supports signaling for dedicated long distance traffic between switches and/or Signaling Transport Points (“STPs”) owned and operated (or leased and operated) by Customer and its Parent Company (“Customer Locations”) and MCI’s signaling network. Customer’s ability to receive and use SS7 DIRECT Service shall be based on MCI’s interconnection availability as determined by the successful installation and testing of MCI’s links. MCI, at its sole discretion, reserves the right to deny SS7 DIRECT Service to any requested Customer location.

2. Technical Requirements. Customer’s network shall conform in all material respects to MCI SS7 Network Interface specifications for interexchange carriers specifications #005-0050-01, D-ES revision 1.1, July 16, 1990 and Bellcore specification TR 394. Any changes in Customer’s switch or STP hardware or software must be compatible with the Bellcore TR 394 SS7 network technical specifications, and MCI must be given sufficient advance written, notice thereof to provide MCI reasonable time to adjust its own facilities and services to correspond to such change; provided that such notice shall at no time be less than five (5) business days prior to the effective date of such change.

3. Interconnection and Testing.

(i) SS7 DIRECT Service will support all long distance originating or terminating traffic on dedicated facilities from or to Customer Locations, utilizing point codes (“Point Codes”) owned or leased and operated by Customer. Customer hereby represents that all point codes to be provided to MCI will be owned or leased and operated by Customer. Upon execution of this Attachment, Customer will provide MCI with a list of cities, CLLIs and Point Codes owned or leased and operated by Customer to be connected into the MCI network which list may be updated from time to time upon notice to MCI as Customer adds switches to its network. MCI reserves the right to review the Point Codes to ensure they belong to Customer.

(ii) Customer understands and agrees that SS7 DIRECT Service shall not be used to support signaling for local traffic and MCI will not support TCAP messages.

(iii) MCI only provides SS7 DIRECT Service to Customer’s Location(s). Customer acknowledges and agrees that the following activities are prohibited (i) the resell of SS7 DIRECT Service, (ii) arrangements where STP’s and/or switches that are not owned and operated (or leased and operated) by Customer and its Parent Company pass SS7 messages to MCI’s signaling network and (iii) Customer shall signal only [*]

(iv) MCI retains the right to immediately terminate Customer’s SS7 DIRECT Service for failure to comply with this Section 3.

4. Operation and Maintenance. MCI will operate and maintain each MCI STP seven (7) days per week, twenty-four (24) hours per day. In the event of an outage of an MCI STP, MCI will respond in accordance with MCI’s policies and practices in effect at the time of the outage, as determined by the MCI location affected by any such outage. In the event of any interruption of SS7 DIRECT Service, MCI. shall, upon the earlier of (i) MCI becoming aware of such interruption, or (ii) delivery of notice thereof by Customer, immediately commence and diligently pursue the restoration of SS7 DIRECT Service in compliance with priorities established under federal laws and regulations. Customer agrees to cooperate with MCI in all restoration efforts.

5. Exchange of Technical Data: Forecasts. Customer and MCI shall exchange all necessary Point Code and other technical information as is necessary to establish and maintain the SS7 DIRECT Service. Additionally, within thirty (30) days following the execution of this Attachment, Customer will provide MCI with a forecast of Customer’s anticipated long distance traffic and link/port requirements for SS7 DIRECT Service for the first six (6) months of Customer’s use of SS7 DIRECT Service (the “6-Month Forecast”). Customer shall review and update the 6-Month Forecast on a regular basis, but no later than six months following the issuance of the preceding 6-Month Forecast. Customer shall immediately notify MCI if Customer has reason to believe Customer’s link/port requirement or anticipated signaling will materially change. MCI shall not be responsible for service interruption, degradation in the quality or the service or any other service defect that may result from Customer exceeding the forecast levels, failing to provide a complete or timely forecast, or failing to provide MCI with advance notice of a material change to the projections contained in Customer’s 6-Month Forecast(s).

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

6. Interconnect Circuits.

(i) If (a) Customer uses a switch for SS7 signaling, MCI shall install a minimum of two (2) 56kbps Digital Data Service (DDS) circuits connecting MCI’s STPs and Customer’s location(s), as specified by Customer (“Links”), and (b) Customer uses STPs for SS7 signaling, MCI shall install a minimum of four (4) 56kbps Digital Data Service (DDS) circuits connecting MCI’s STPs and Customer’s locations, as specified by Customer (“Links”). Customer shall utilize MCI’s 56kbps DDS circuits from MCI’s STPs to MCI’s POPs. Local access between Customer’s locations and MCI’s POPs shall be ordered on a DS-1 circuit. The other channels of the DS-1 may be used for other services provided by MCI. MCI will provide two-way link diversity if Customer uses a switch for SS7 signaling (and three-way link diversity if Customer uses STPs for SS7 signaling) throughout the MCI signaling network (including local access) where such diversity is commercially reasonably possible. Customer shall reimburse MCI for all additional charges incurred by MCI from a LEC or third party access provider to meet such diversity requirements. Any exceptions to tin’s requirement must be prior approved by MCI’s SS7 Engineering Department.

(ii) In the event Customer orders its own local access for SS7 DIRECT Service, the local access must meet all of MCI’s requirements for entrance and diversity into MCI’s SS7 network. Further, in such case, Customer is responsible for maintaining its own local access and MCI will have no liability in connection therewith, MCI will not contact the local access provider directly, however, upon request, MCI agrees to assist the local access provider in testing and restoring local access.

7. SS7 DIRECT Service Charges.

(i) Customer agrees to pay MCI the following charges for SS7 DIRECT Service provided by MCI hereunder:

(a) Monthly recurring interexchange service charge for circuit between MCI’s POP and the designated customer location based on the V&H miles as shown below:

V&H Miles	Rate
[*]	[*]

(b) STP connection charge: [*] per link

(c) In the event Customer orders its own DS-1 local access loops, MCI will charge and Customer agrees to pay an entrance facility charge (based on NPA-NXX of customer’s applicable location) to cover the facility between the LEC end office and the MCI POP that is leased by MCI.

(ii) All charges are exclusive of applicable taxes, tax-like charges, and tax-related surcharges, which Customer agrees to pay. If Customer provides MCI with a duly authorized exemption certificate, MCI will exempt Customer in accordance with law, effective

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

on the date MCI receives the exemption certificate. Taxes based on MCI’s net income will be MCI’s sole responsibility. If Customer does not give written notice to MCI of a dispute with respect to the application of taxes within 6 months of the date of the invoice, the invoice will be deemed to be correct and binding on Customer for all purposes.

(iii) Customer agrees to pay MCI for the SS7 DIRECT Service within thirty (30) days of invoice date. All payments must be made in U.S. Dollars, unless otherwise specified in the invoice. Payments must be made at the address designated on the invoice or other such place as MCI may designate. Amounts not paid on or before thirty (30) days from invoice date will be considered past due, and Customer agrees to pay a late payment charge equal to the lesser of: (a) one and one-half percent (1.5%) per month, compounded; or (b) the maximum amount allowed by applicable law, as applied against the past due amounts. Failure to remit payment within thirty (30) days of invoice date may result in interruption or cancellation of the SS7 DIRECT Service. At any time, MCI may request, and Customer will furnish within ten (10) days of such request, a bond or other form of security deposit to assure payment. Failure to provide such assurance may result in interruption of the SS7 DIRECT Service. Customer will be liable for the payment of all fees and expenses, including attorney’s fees, reasonably incurred in collecting, or attempting to collect, any charges owed hereunder.

8. Term. The term of this Agreement shall commence as of the Effective Date and shall continue for an initial period of one year (the “Term”) unless terminated earlier as provided in this Agreement. Upon expiration of the Term, this Agreement shall continue on a month to month basis until terminated by either Party upon thirty (30) days advance written notice to the other.

9. System Maintenance. Regular System Maintenance shall be performed by MCI, at MCI’s sole cost and expense, and ordinarily will not result in service interruption. However, if system maintenance requires the interruption of service, MCI will perform such maintenance only during non-peak hours, to the greatest extent possible. Except in emergencies, MCI shall provide Customer ten (10) days written notice before performing any system maintenance.

10. Indemnification/Limitation of Liability/Disclaimer of Warranties.

(i) Customer shall indemnify, defend (by counsel reasonably acceptable to MCI) and hold MCI harmless from and against any and all loss, liability, damage and expense (including reasonable attorneys’ fees, which shall include the allocable costs of in-house counsel) arising out of any demand, claim, suit or judgment for damages (collectively, “Losses”) to any property or bodily injury to or death of any persons to the extent such Losses arise out of or are in any way related to any act or omission of Customer, it employees or agents.

(ii) MCI shall indemnify, defend (by counsel reasonably acceptable to Customer) and hold Customer harmless from and against any and all loss, liability, damage and expense (including reasonable attorneys’ fees, which shall include the allocable costs of in-house counsel) arising out of any demand, claim, suit or judgment for damages (collectively, “Losses”) to any property or bodily injury to or death of any persons to the extent such Losses arise out of or are in any way related to any act or omission of MCI, it employees or agents.

(iii) If any claim arises to which the provisions of this Section may be applicable, the Party against whom such claim is made shall notify the other Party immediately upon learning of such claim. Such other Party, at its option, may settle or compromise such claim or retain counsel and control and prosecute the defense of the claim. In no event shall the Party against whom the claim is asserted have the right to pay, settle or otherwise compromise such claim without the prior written consent of the Party who may be obligated for such indemnity, and the Parties agree that they will not unreasonably withhold their consent to such payment, settlement or compromise.

(iv) If any claim arises to which the provisions of this Section, then each Party agrees that it will provide the other all reasonable aid and cooperation, in the conduct of the defense and/or settlement or compromise of such claim.

(v) NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF USE OR LOST BUSINESS, REVENUE, PROFITS, OR GOODWILL, ARISING IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF TORT, CONTRACT, INDEMNITY, WARRANTY, STRICT LIABILITY OR NEGLIGENCE, EVEN IF THE PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

(vi) THE TOTAL LIABILITY OF MCI TO CUSTOMER IN CONNECTION WITH THIS AGREEMENT, FOR ANY AND ALL CAUSES OF ACTIONS AND CLAIMS, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS, SHALL BE LIMITED TO THE LESSER OF: (A) DIRECT DAMAGES PROVEN BY CUSTOMER; OR (B) THE AMOUNT PAID BY CUSTOMER TO MCI UNDER THIS AGREEMENT FOR THE ONE (1) MONTH PERIOD PRIOR TO ACCRUAL OF THE MOST RECENT CAUSE OF ACTION. NOTHING IN THIS SECTION SHALL LIMIT MCI’S LIABILITY: (A) IN TORT FOR ITS WILLFUL OR INTENTIONAL MISCONDUCT; OR (B) FOR BODILY INJURY OR DEATH PROXIMATELY CAUSED BY MCI’S NEGLIGENCE; OR (C) LOSS OR DAMAGE TO REAL PROPERTY OR TANGIBLE PERSONAL PROPERTY PROXIMATELY CAUSED BY MCI’S NEGLIGENCE.

(vii) EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, MCI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MCI SERVICES, RELATED PRODUCTS, EQUIPMENT, SOFTWARE OR DOCUMENTATION. MCI SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR TITLE OR NONINFRINGEMENT OF THIRD PARTY RIGHTS.

11. Default/Termination.

(i) Either party may terminate this Agreement for Cause. As to payment of invoices, “Cause” shall mean the Customer’s failure to pay any invoice within thirty (30) days after the date of the invoice. For all other matters, “Cause” shall mean the occurrence of breach of any material provision of this Agreement by either party provided that notice of such breach has been given to the breaching party and the breach has not been cured with thirty (30) days after the delivery of such notice.

(ii) In addition to the foregoing, MCI may terminate this Agreement immediately upon notice to Customer if: (a) Customer fails, after MCI’s request, to provide a bond or security deposit; (b) Customer provides false information to MCI regarding the Customer’s identity or creditworthiness; or (c) interruption of service is necessary to prevent or protect against fraud or otherwise protect MCI’s personnel, facilities or services.

12. Notices.

(i) Except as otherwise expressly provided in this Agreement, all notices and communications concerning this Agreement shall be in writing and shall be addressed to:

Customer:	David Trandal Liberty Telecom c/o CallWave 136 W. Canon Perdido Street Santa Barbara, California 93101

With a copy to:	Pete Strand CallWave 136 W. Canon Perdido Street Santa Barbara, California 93101

MCI:	MCI WORLDCOM Network Services, Inc. Director - National Carrier Policy and Planning 22001 Loudoun County Parkway Ashbum, Virginia 20147

With a copy to:	MCI WORLDCOM Network Services, Inc. Managing Attorney – Real Estate and Network Facilities 5055 North Point Parkway Alpharetta, Georgia 30022

or at such other address as may be designated in writing to the other Party.

(b) Notices shall be sent by registered or certified U.S. Mail, postage prepaid, or by commercial overnight delivery service, or by facsimile, and shall be deemed delivered to addressee on the date of return receipt acknowledgment (in the case of notices sent via U.S. Mail) or on the next day after the date the notice was sent (in the case of notices sent by either overnight delivery service or by facsimile); provided, however, that on receipt of a returned notice marked “unclaimed,” the sending Party shall make reasonable effort to contact and notify the other Party by telephone. Notwithstanding the aforementioned, the original of the facsimile notice must be sent by overnight delivery service for the delivery of facsimile notice to be deemed effected.

13. Force Majeure. Should the performance of any act required by this Agreement, other than the payment of money, be prevented or delayed by reason of an act of God; strike; lockout; labor troubles; water; the elements; fire; flood; adverse weather conditions or other major environmental disturbance; power surges or failure; material shortage or unavailability; act of military authority; government ordinance, law, rule, regulation, or restrictions, inability to obtain necessary License, permit, or right; or any other cause beyond the control of the party required to perform the act; then the time for performance will be extended for a period equivalent to the period of delay and performance of the act during the period of delay will be excused. Provided, however, if a force majeure event is not remedied within ninety (90) days, either party may, without liability and as its sole and exclusive remedy, terminate the affected Colocate Schedule.

14. Representations and Warranties. Each Party warrants and represents with respect to itself that;

(i) it is a business entity duly organized, validly existing and in good standing under the laws of the state of in which it was incorporated;

(ii) it has full power and authority to enter into and perform this Agreement in accordance with its terms, and the person signing this Agreement on behalf of each Party has been properly authorized and empowered to enter into this Agreement;

(iii) this Agreement will not conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any other agreement, contract, lease, instrument, or other arrangement

15. Confidentiality; advertising and publicity.

(i) Each party shall protect as confidential, and shall not disclose to any third party, any Confidential Information received from the disclosing party or otherwise discovered by the receiving party during the Term of this Agreement, including, but not limited to, the pricing and terms of this Agreement, and any information relating to the disclosing party’s technology, business affairs, and marketing or sales plans (collectively the “Confidential Information”). The parties shall use Confidential Information only for the purpose of this Agreement. The foregoing restrictions on use and disclosure of Confidential Information do not apply to information that: (a) is in the possession of the receiving party at the time of its disclosure and is not otherwise subject to obligations of confidentiality; (b) is or becomes publicly known, through no wrongful act or omission of the receiving party; (c) is received without restriction from a third party free to disclose it without obligation to the disclosing party;

(d) is developed independently by the receiving party without reference to the Confidential Information, or (e) is required to be disclosed by law, regulation, or court or governmental order.

(ii) Neither MCI nor Customer shall: (a) use any service mark or trademark of the other party; or (b) refer to the other party in connection with any advertising, promotion, press release or publication unless it obtains the other party’s prior written approval.

16. General Provisions.

(i) The relationship of the Parties to each other shall always and only be that of independent contractors.

(ii) Whenever the singular is used in this Agreement, the same shall include the plural where appropriate, and when the plural is used in this Agreement, the same shall include the singular where appropriate.

(iii) If any of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect. MCI and Customer shall negotiate in good faith to substitute for such invalid, illegal or unenforceable provisions a mutually acceptable provision consistent with the original intention of the Parties.

(iv) The captions and headings in this Agreement are strictly for convenience and shall not be considered in interpreting it or as amplifying or limiting any of its content.

(v) This Agreement is the joint work product of both Parties. Accordingly, in the event of ambiguity, no presumption shall be imposed against any Party by reason of document preparation.

(vi) Except as otherwise stated in this Agreement, no waiver of any breach of this Agreement or of any of the terms of this Agreement shall be effective unless such waiver is in writing and signed by both Parties. No waiver of any breach shall be deemed a waiver of any other or subsequent breach.

(vii) This Agreement shall be governed by the laws of the State of New York without regard to its choice of law principles.

(viii) Neither party may assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided that MCI may assign this Agreement to an affiliate or successor without the Customer’s written consent.

(ix) This Agreement between Customer and MWNS is non-exclusive. Nothing in this Agreement shall prevent Customer or MWNS from entering into similar arrangements with any other entities or otherwise furnishing telecommunications services to, or obtaining telecommunications services from, any entity.

(x) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(xi) ENTIRE AGREEMENT. This Agreement (and any Attachments and other documents incorporated herein by reference) constitutes the entire agreement between the parties with respect to its subject matter and supersedes all other representations, understandings or agreements that are not expressed herein, whether oral or written. Except as otherwise set forth herein, no amendment to this Agreement shall be valid unless in writing and signed by both parties.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement to be effective as of the day and year first above written.

Liberty Telecom, LLC		MCI WORLDCOM Network Services, Inc.

By	/s/ David S. Trandal	By:
Name:	David S. Trandal	Name:
Title:	President	Title:
Date:	12/17/03	Date: